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EXHIBIT 1

DIRECTORS

    The following is a list of all members of the Board of Directors of Micron Technology, Inc. All directors are United States citizens.

Name:	Steven R. Appleton
Business Address:	8000 South Federal Way Boise, ID 83716-9632
Principal Occupation:	Chairman, Chief Executive Officer and President of Micron Technology, Inc.
Name, principal business and address of corporation or other organization on which employment is conducted:	Micron Technology, Inc., a manufacturer of semiconductor memory products 8000 South Federal Way Boise, ID 83716-9632
Name:	James W. Bagley
Business Address:	4650 Cushing Parkway Fremont, CA 94538
Principal Occupation:	Chairman and Chief Executive Officer of Lam Research Corporation
Name, principal business and address of corporation or other organization on which employment is conducted:	Lam Research Corporation, a manufacturer of semiconductor processing equipment 4650 Cushing Parkway Fremont, CA 94538
Name:	Robert A. Lothrop
Business Address:	3308 Catalina Boise, ID 83705
Principal Occupation:	Retired, former Senior Vice President of J.R. Simplot Company
Name, principal business and address of corporation or other organization on which employment is conducted:
Name:	Thomas T. Nicholson
Business Address:	1015 Olive Way Seattle, WA 98101-1894
Principal Occupation:	Vice President and member of the Board of Directors of Honda of Seattle and Toyota of Seattle
Name, principal business and address of corporation or other organization on which employment is conducted:	Honda of Seattle and Toyota of Seattle, car dealerships 1015 Olive Way Seattle, WA 98101-1894

Name:	Don J. Simplot
Business Address:	P.O. Box 27 Boise, ID 83707-0027
Principal Occupation:	Corporate Vice President and member of the Office of the Chairman of J.R. Simplot Company
Name, principal business and address of corporation or other organization on which employment is conducted:	J. R. Simplot Company, an agribusiness P.O. Box 27 Boise, ID 83707-0027
Name:	Gordon C. Smith
Business Address:	42874 Old Wingville Road Baker City, OR 97814
Principal Occupation:	Chairman and Chief Executive Officer of G.C. Smith L.L.C.
Name, principal business and address of corporation or other organization on which employment is conducted:	G.C. Smith L.L.C., a holding company for ranch operations and other investments 42874 Old Wingville Road Baker City, OR 97814
Name:	William P. Weber
Business Address:	3921 Euclid Avenue Dallas, TX 75205
Principal Occupation:	Retired, former Vice Chairman of Texas Instruments Incorporated
Name, principal business and address of corporation or other organization on which employment is conducted:

EXECUTIVE OFFICERS OF THE REGISTRANT

    The following is a list of all executive officers of the Micron Technology, Inc., excluding executive officers who are also directors, information about which is listed in the director portion of this Exhibit 1. Each officer's business address is 8000 South Federal Way, Boise, ID 83716-9632, which address is Micron's business address. All executive officers are United States citizens.

Name	Position
Kipp A. Bedard	Vice President of Corporate Affairs
Robert M. Donnelly	Vice President of Computing and Consumer Group
D. Mark Durcan	Chief Technical Officer and Vice President of Research & Development
Jay L. Hawkins	Vice President of Operations
Roderic W. Lewis	Vice President of Legal Affairs, General Counsel and Corporate Secretary
Michael W. Sadler	Vice President of Sales
Wilbur G. Stover, Jr.	Vice President of Finance and Chief Financial Officer

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  EXHIBIT 1
DIRECTORS
EXECUTIVE OFFICERS OF THE REGISTRANT